Exhibit 99.1


                S & K FAMOUS BRANDS REPORTS FIRST QUARTER RESULTS


Richmond, VA, May 20, 2004 -- S&K Famous Brands, Inc. (NASDAQ:SKFB; www.skmenswear.com), today announced earnings for the first quarter ended May 1, 2004.

Net income for the quarter was $1,772,000, or $0.67 per diluted share, compared to $1,529,000, or $0.61 per diluted share, in the same period last year. As previously announced, sales for the first quarter were $50.9 million compared to $44.0 million last year. Same-store sales for the quarter increased 12.9%.

Stewart M. Kasen, President and Chief Executive Officer, said, "The 15.9% higher net income in the first quarter resulted from increased customer response to our value pricing strategy as well as significantly improved leverage of expenses."

S&K Famous Brands, Inc. is a retailer of value-priced menswear operating 241 stores in 27 states reaching from the East Coast to Texas and from Maine to Florida. S&K offers a complete line of men's apparel generally priced 20-40% below department store and specialty store regular prices. For more information, go to our Web site at www.skmenswear.com.

                            (Financial Tables Follow)

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the value-priced men's apparel industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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                                     S & K FAMOUS BRANDS, INC.
                                        STATEMENTS OF INCOME
                                            (unaudited)


($ and shares in 000s, except per share data)                          Three Months Ended
                                                              ------------------------------------
                                                                May 1, 2004          May 3, 2003
                                                              ------------------------------------
Net sales                                                          $50,910              $44,019
Cost of sales............................................           27,946               22,983
                                                              ------------------------------------
Gross profit.............................................           22,964               21,036
                                                              ------------------------------------
Other costs and expenses:
   Selling, general and administrative...................           19,351               17,743
   Interest..............................................               43                   94
   Depreciation and amortization.........................              750                  758
   Other income, net.....................................              (38)                 (25)
                                                              ------------------------------------
Income before income taxes...............................            2,858                2,466
Provision for income taxes...............................            1,086                  937
                                                              ------------------------------------
Net income...............................................          $ 1,772              $ 1,529
                                                              ====================================
Diluted net earnings per share...........................          $  0.67              $  0.61
                                                              ====================================

Weighted average common shares outstanding plus
   dilutive potential common shares......................            2,657                2,504
                                                              ====================================

Effective income tax rate................................             38.0%                38.0%
                                                              ====================================

                                      CONDENSED BALANCE SHEETS
                                            (unaudited)

($ in 000s)                                                   May 1, 2004           May 3, 2003
                                                           -----------------     -----------------
Assets:
    Cash and cash equivalents......................              $2,787              $  3,193
    Inventory......................................              57,212                55,017
    Other current assets...........................               4,490                 3,339
                                                           -----------------     -----------------
        Total current assets.......................              64,489                61,549
    Property and equipment, net....................              15,374                15,555
    Other assets...................................               3,969                 7,184
                                                           -----------------     -----------------
                                                                $83,832               $84,288
                                                           =================     =================
Liabilities and Shareholders' Equity:
    Accounts payable...............................             $18,757               $17,068
    Other current liabilities......................               7,761                 8,949
                                                           -----------------     -----------------
        Total current liabilities..................              26,518                26,017
    Long-term debt.................................               4,060                 8,832
    Other long-term liabilities....................               2,410                 1,735
    Deferred income taxes..........................               1,227                 1,503
    Shareholders' equity...........................              49,617                46,201
                                                           -----------------     -----------------
                                                                $83,832               $84,288
                                                           =================     =================

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